Exhibit 4.9

Supplementary of Credit Limit Contract

(Applicable to the credit limit occupied by derivative transactions)

Contract No.: 2013NZ0013810064-1

Credit Grantor: China Merchants Bank Jinzhonghuan Branch (hereinafter referred to as Party A)

Credit Applicant: Zastron Electronic (Shenzhen) Co., Ltd. (hereinafter referred to as Party B)

Guarantor: Namtai Investment (Shenzhen) Co., Ltd. (hereinafter referred to as Party C)

Mortgagor / Pledger” none (hereinafter referred to as Party D)

WHEREAS:

1. Party A and Party B made and entered into the Credit Agreement of No. 2013NZ0013810064-1 on April 3, 2013. In accordance with the Credit Agreement, Party A shall provide Party B with a credit limit with the total amount not more than RMB three hundred million Yuan during the credit period from April 18, 2013 to April 17, 2014.

2. Party C issued to Party A the Maximum Irrevocable Letter of Guarantee of No. 2013NZ0013810064 on April 3, 2013. Under this letter of guarantee, Party C shall undertake irrevocable joint warranty liabilities for the debts owed by Party B to Party A under the Credit Agreement; and / or

3. Party D and Party A made and entered into the Maximum Mortgage Contract or the Maximum Pledge Contract of No. on      (date). Under this Contract, Party D shall bear guarantee liabilities to the extent of its legal property for the debts owed by Party B to Party A under the Credit Agreement.

For the needs of business development, Party B proposes to apply Party A for continuing transaction of derivative products. IN WITNESS WHEREOF, this Agreement is made and entered into upon unanimity through consultation among the Parties hereto on matters concerning derivative transaction and credit and relevant guarantee, with the contents as follows:

1. Applied by Party B, Party A agrees (please tick “✓” in ☐ in front of your option):

✓ the credit limit under the Credit Agreement may be used by Party B for applying for handling derivative transaction; and / or

☐ to provide Party B with RMB         /         Yuan of increased limit (applicable to all stipulations of the Credit Agreement as agreed by both Party A and Party B) for Party B to apply for handling derivative transaction.

2. upon unanimous consent by all Parties, the derivative transaction applied by Party B during the credit period may occupy a certain percentage of the credit limit according to the notional principal of the transaction / the amount of the transaction. Where there is any floating loss of the derivative transaction, Party A may increase occupation of Party B’s credit limit according to the specific stipulations agreed by both Parties (when there is a specific transaction, Party A shall determine the specific amount of the credit limit occupied according to the category, term and risk of the transaction, and the corresponding business risk degree coefficient of the credit limit deducted), the amount of the credit limit actually occupied shall accord with that indicated in the Notice of Occupation of Credit Limit and / or the letter of confirmation of transaction / the letter of confirmation and other transaction documents issued by Party A.

In the event that Party A accepts Party B’s application for continuing derivative transaction prior to the start date of the credit period specified in the Credit Agreement, and there is balance or loss (on or) after the start date of the credit period, the credit limit may be occupied according to the stipulations of this Agreement.

3. Party C and / or Party D has known and agreed occupation of the credit limit (including the increased limit) by the derivative transaction, and has confirmed that all the debts bearable by Party B for Party A under the derivative transaction business have brought into the guarantee scope under the Maximum Irremovable Letter of Guarantee and / or the Maximum Mortgage Contract / Maximum Pledge Contract issued by Party C and / or Party D for the Credit Agreement. Party C and / or Party D promises to undertake guarantee liabilities continuously in accordance with the Maximum Irremovable Letter of Guarantee and / or the Maximum Mortgage Contract / Maximum Pledge Contract issued by Party A and / or entered into with Party A.

Party D promises to coordinate Party A to go through the formalities for change of mortgage / pledge registration according to Party A’s requirements when the formalities for registration of mortgage or pledge have been handled for the original mortgage or pledge.

4. The other contents of the Credit Agreement and the Maximum Irremovable Letter of Guarantee and / or the Maximum Mortgage Contract / Maximum Pledge Contract shall remain in force, and shall be continuously followed and executed by all Parties hereto.

5. Specifically, derivative transaction includes transaction of forward settlement and sale of foreign exchange, foreign exchange forwards, foreign exchange swap, foreign exchange option forward, foreign exchange option, RMB to foreign exchange option, RMB and foreign exchange swap and other derivative transactions in compliance with the stipulations of the Derivative Transaction Agreement.

6. This Agreement constitutes a part of the Credit Agreement. In case of any discrepancy between the Credit Agreement and this Agreement, this Agreement shall prevail.

7. Where there is no guarantee for the credit or Party B provides mortgage / pledge by itself, this Supplementary Agreement shall come into force as of the date when Both Party A and Party B’s authorized signatories make signature / affix their personal seals and both Parties affix their official seals (where Party B is a natural person, this Agreement shall come into force as of the date when Party A’s legal representative (main principal) or its authorized agent makes signature (or affix personal seal) and affix Party A’s official seal / special contract seal and Party B makes signature); where the credit is guaranteed by a third party, this Supplementary Agreement shall come into force as of the date when the authorized signatories of Party A, Party B and the guarantor (Party C and / or Party D) make signature / affix their personal seals and these Parties affix their official seals (where Party B is a natural person, this Agreement shall come into force as of the date when Party A’s legal representative (main principal) or its authorized agent makes signature (or affix personal seal) and affix Party A’s official seal / special contract seal and the authorized signatories of Party B and the guarantor (Party C and / or Party D) make signature / affix their personal seals and these Parties affix their official seals). It shall be automatically lapsed when all the debts owed by Party B to Party A under the Credit Agreement and this Supplementary Agreement are fully repaid.

8. This Supplementary Agreement has been made out in three copies for the Parties hereto each holding one, which shall be equally authentic.

Party A (Official Seal):

China Merchants Bank Shenzhen Jinzhonghuan Branch (Seal)

Authorized Signatory (Signature / Personal Seal):

Party B is a legal person or other organization:

Party B (Official Seal): Zastron Electronic (Shenzhen) Co., Ltd. (Seal)

Authorized Signatory (Signature / Personal Seal):

Party B is a natural person:

Party B (Signature):

Party C (Official Seal):	Party D (Official Seal):

Namtai Investment (Shenzhen) Co., Ltd. (Seal)

Authorized Signatory (Signature / Personal Seal):	Authorized Signatory (Signature / Personal Seal): April 3, 2013